Exhibit 99.1

Contact:	LeAnne Zumwalt
Investor Relations
DaVita Inc.
310 536-2420

DAVITA ANNOUNCES PRICING OF ITS SENIOR NOTES

AND SENIOR SUBORDINATED NOTES

El Segundo, California, March 16, 2005 – DaVita Inc. (NYSE: DVA), today announced that it has priced $500 million aggregate principal amount of its 6 5/8% Senior Notes due 2013 and $850 million aggregate principal amount of its 7 1/4% Senior Subordinated Notes due 2015 in a private placement. The offering is expected to close on or about March 22, 2005, subject to customary closing conditions.

The notes will be offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and non-U.S. persons purchasing in offshore transactions pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act or applicable state securities laws or blue sky laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

The Company stated that it intends to use the net proceeds of the offering along with available cash to repay all outstanding amounts under the term loan portion of its senior secured credit facilities.

This release contains forward-looking statements. Factors which could impact future results include the risk factors set forth in the Company’s SEC filings, including its Form 10-k for the year ended December 31, 2004. The forward-looking statements should be considered in light of these risks and uncertainties. This Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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